Exhibit 99.1

DATE: Jan. 3, 2012

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Completes Separation of E&P Business

•	Williams now Focused on North American Energy Infrastructure

•	Businesses Include Interstate Gas Pipelines; Domestic Midstream Gathering, Processing, Transportation through Ownership Interest in Williams Partners L.P.

•	Company Also Includes Growing Canadian Midstream and Domestic Olefins Business

•	Williams Offers Investors Investment-grade, High Dividend, High Growth Infrastructure Play

TULSA, Okla. – Williams (NYSE: WMB) has completed the process of separating the company’s businesses into two stand-alone, publicly traded corporations. The company’s former exploration and production business, WPX Energy, Inc., will begin trading on the New York Stock Exchange today under the ticker symbol “WPX.”

The separation process was completed with the Dec. 31 distribution of one share of WPX Energy common stock for every three shares of Williams common stock held by Williams shareholders.

Williams, including its assets held through Williams Partners L.P. (NYSE: WPZ), is now an energy infrastructure company focused on connecting North America’s significant hydrocarbon resource plays to growing markets for natural gas, natural gas liquids (NGLs) and olefins. Williams’ operations span from the deepwater Gulf of Mexico to the Canadian oil sands.

“We’ve now fully executed on our plans to create two separate and strong companies, each with a clear focus,” said Alan Armstrong, Williams’ president and chief executive officer. “This effort has been all about unlocking value for shareholders and creating the best possible growth prospects for our businesses.

“Williams now has an intense focus on providing our customers with the reliable infrastructure services that will help them optimize the value of North America’s significant and growing resource plays.

“And we offer a clear focus for our investors – we are a high-dividend, high-growth energy infrastructure company with investment-grade credit ratings,” Armstrong said.

Williams in 2012 and Beyond – By the Numbers

Williams’ interstate gas pipeline and domestic midstream interests are largely held through its significant investment in Williams Partners L.P., one of the largest energy master limited partnerships. Williams owns the general-partner interest and a 73-percent limited-partner interest in Williams Partners.

Williams Partners’ three major interstate gas pipelines (Transco, Northwest Pipeline, Gulfstream) run 15,000 miles and deliver approximately 14 percent of the natural gas consumed in the United States. With a combined design capacity of more than 14 billion cubic feet per day (Bcf/d), these pipelines transport enough natural gas in one day to serve the needs of more than 30 million homes. The partnership’s large-scale midstream business includes approximately 1,000 miles of natural gas liquid (NGL) transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The partnership’s midstream facilities have daily gas processing capacity of 6.6 Bcf of natural gas and NGL production of more than 200,000 barrels per day.

Williams also owns a growing Canadian midstream and domestic olefins production business. The company’s facilities in Canada process the off-gas created by the oil sands production into 14,000 barrels per day of an NGL/olefins mixture. Expansions to those facilities are underway, as well as construction of a new Canadian NGL pipeline. Williams’ Geismar facility in Louisiana currently produces 1.35 billion pounds of ethylene annually. It is also in the process of being expanded to further serve the petrochemical industry.

Williams’ corporate headquarters is in Tulsa, Okla., and the company has approximately 4,100 employees in the United States and Canada.

About Williams (NYSE: WMB)

Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns the general-partner interest and a 73 percent limited-partner ownership interest in Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. The company’s headquarters is in Tulsa, Okla. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.